Exhibit 99.1

PFF BANK & TRUST ANNOUNCES PLANNED RETIREMENT

OF JERALD W. GROENE

RANCHO CUCAMONGA, Calif., Dec. 14 (PRNewswire-FirstCall) - Kevin McCarthy, President and Chief Executive Officer of PFF Bancorp, Inc. (NYSE: PFB), the holding company for PFF Bank & Trust (the "Bank"), Diversified Builder Services, Inc., and Glencrest Investment Advisors, Inc., today announced that Jerald W. Groene, 59, Executive Vice President and Chief Lending Officer for the Bank has announced his intention to retire effective July 3, 2007. As part of the management succession plan, Vice President William G. "Greg" Standlea has been appointed Assistant Chief Lending Officer for the Bank effective immediately. Upon Mr. Groene's retirement, Mr. Standlea will become Chief Lending Officer.

Mr. Standlea, 56, has served in various capacities within the Lending Division of the Bank since 1986, including Assistant Major Loan Manager, Manager of Residential Construction Lending and Residential / Consumer Loan Production Manager. Prior to joining the Bank, Mr. Standlea served as Chief Lending Officer for another Inland Empire based financial institution.

Mr. McCarthy commented, "During his 34 year career with the Bank, Jerry has been instrumental in our transition from a traditional thrift lending model to a diversified community bank lending portfolio. The depth of our management team in the lending division presented us with several very qualified candidates to step into the role of Chief Lending Officer. I'm confident that Greg's background and demonstrated capabilities coupled with the depth of our talent in the lending division will provide for a seamless and successful management succession."

SOURCE; PFF Bancorp, Inc.
CONTACT: Kevin McCarthy, President and CEO, or

Gregory C. Talbott, Senior Executive Vice President, COO/CFO,
+1-909-941-5400